Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Vislink Technologies, Inc. on Form S-8 of our report dated April 1, 2019 with respect to our audits of the consolidated financial statements of Vislink Technologies, Inc. and Subsidiaries as of December 31, 2018 and 2017 and for each of the two years in the period ended December 31, 2018, appearing in the Annual Report on Form 10-K of Vislink Technologies, Inc. for the year ended December 31, 2018.

/s/ Marcum llp

Marcum llp

New York, NY

September 19, 2019